Exhibit 99.1

Nabors Amends Revolving Credit Facility

HAMILTON, Bermuda, December 16, 2019 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced the amendment of its unsecured revolving credit facility, which expires on October 11, 2023 (the “2018 Credit Facility”). The Company’s $667 million revolving credit facility expiring on July 14, 2020, remains unchanged.

Changes to the 2018 Credit Facility include the following:

•	Replaced the covenant to maintain a net debt to capitalization ratio at less than 0.60 with a covenant to maintain net debt at no greater than 5.5 times EBITDA (as defined in the 2018 Credit Facility)

•	Asset coverage ratio remains unchanged, but only captures commitments under the 2018 Credit Facility plus debt incurred under its $100 million general debt basket

•	Reduced aggregate lender commitments under the 2018 Credit Facility by twenty percent to $1,013.6 million

There was no change to the interest rate on the 2018 Credit Facility. Upon completing the amendment, participating banks received an amendment fee equal to 0.1 percent of the reduced commitments

William Restrepo, Nabors’ Chief Financial Officer, commented, “Our 2018 Credit Facility is an important component of our financing structure, as it helps us fund our working capital cycles, while providing us with the ability to cost effectively time the refinancing of our debt. The covenant modifications in our credit facility provide Nabors with additional runway to absorb unforeseen market events, as well as giving us increased flexibility in refinancing our upcoming maturities through early 2023. We appreciate the support and trust of our relationship banks in understanding our objectives and rapidly moving through the amendment process.”

Anthony G. Petrello, Nabors’ Chairman, President, and Chief Executive Officer, stated, “I’m pleased with the amendment to our credit facility, as it bolsters our liquidity position and enhances our ability to execute on future refinancing transactions. This amendment is one more step on the road to a strengthened capital structure, as we continue to reduce exposure, improve performance, generate cash flow and reduce debt. During this quarter, we have continued to reduce our net debt in line with our previously announced target. As stated earlier, we expect strong cash generation in the fourth quarter and we confirm our net debt target of $2.9 billion at the end of the year.”

Further details regarding the amended credit facility are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Nabors

Nabors, (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release references “net debt,” which is a “non-GAAP” financial measure. Net debt is calculated as total debt minus the sum of cash and cash equivalents. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.

Media Contact: Dennis A. Smith, Senior Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William C. Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com